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                                                               December 29, 1998






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.


This letter is written in response to the requirement of Rule 12b-25(c) under the Securities and Exchange Act of 1934 and in satisfaction of item (c) of
Part II of Form 12b-25.

We are the independent auditors of NHancement Technologies Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-KSB for the nine month transition period ended September 30, 1998 because, in part, our Firm has not completed our audit of the financial statements of the Registrant for the period then ended, and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 for the nine month transition period ended September 30, 1998, and agree with the statements made therein.

                                   Very truly yours,

                                   /s/ BDO Siedman, LLP

                                   BDO Siedman, LLP